Unaudited Pro Forma Condensed Combined Financial Information

Introduction

On October 31, 2022 (the “Closing Date”), Whirlpool Corporation (“Whirlpool”) completed its previously announced acquisition (the “Acquisition”) of the InSinkErator business (“InSinkErator”) from Emerson Electric Co. (“Emerson”) pursuant to the terms of the Asset and Stock Purchase Agreement (the “Purchase Agreement”), dated as of August 7, 2022.

Whirlpool acquired InSinkErator from Emerson for an aggregate purchase price of $3.0 billion, inclusive of adjustments for closing working capital, closing indebtedness, and closing cash. The Company funded the purchase price with a combination of the proceeds from a $2.5 billion Term Loan Agreement (“Term Loan”) entered into on September 23, 2022 and cash on hand (the “Acquisition Financing”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and has been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the aggregate purchase consideration will be allocated to InSinkErator’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Acquisition. The process of valuing the net assets of InSinkErator immediately prior to the Acquisition, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate purchase consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 - Basis of Presentation for more information.

Whirlpool and InSinkErator have different fiscal years. Whirlpool’s fiscal year ends on December 31, whereas InSinkErator’s fiscal year has historically ended on September 30. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X of the Exchange Act.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition and the Acquisition Financing based on the historical financial position and results of operations of Whirlpool and InSinkErator. It is presented as follows:

•The unaudited pro forma condensed combined balance sheet as of September 30, 2022 was prepared based on (i) the historical unaudited condensed consolidated balance sheet of Whirlpool as of September 30, 2022 and (ii) the historical unaudited consolidated and condensed combined balance sheet of InSinkErator as of June 30, 2022, giving effect to the Acquisition and Acquisition Financing as if they had occurred or had become effective on September 30, 2022.
•The unaudited pro forma condensed combined statement of income for the year ended December 31, 2021 was prepared based on (i) the historical audited statement of income of Whirlpool for the year ended December 31, 2021 and (ii) the historical audited statement of earnings of InSinkErator for the year ended September 30, 2021, giving effect to the Acquisition and Acquisition Financing as if they had occurred or had become effective on January 1, 2021.
•The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2022 was prepared based on (i) the historical unaudited statement of operations of Whirlpool for the nine months ended September 30, 2022 and (ii) the historical unaudited statement of earnings of InSinkErator for the nine months ended June 30, 2022, giving effect to the Acquisition and Acquisition Financing as if they had occurred or had become effective on January 1, 2021.

The historical financial statements of Whirlpool and InSinkErator have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the Acquisition and Acquisition Financing in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of Whirlpool included in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and of the annual and interim carve-out financial statements of InSinkErator that are included in this Form 8-K/A as exhibits [99.2] and [99.3]. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Acquisition and Acquisition Financing had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company.

WHIRLPOOL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(Millions of dollars, except share data)

	Historical		Transaction Accounting Adjustments
	Whirlpool as of September 30, 2022	InSinkErator as of June 30, 2022 (Reclassified - See Note 2)	Acquisition Financing Adjustments	(Note 4)	Acquisition Adjustments	(Note 4)	Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$1,794	$4	$2,497	(a)	$(3,007)	(b)	$1,288
Accounts receivable, net	2,410	90					2,500
Inventories	2,884	75			19	(c), (d)	2,978
Prepaid and other current assets	831	8			(1)	(e)	838
Total Current Assets	7,919	177	2,497		(2,989)		7,604
Property, net	2,569	137			44	(f)	2,750
Right of use assets	833	10					843
Goodwill	2,177	2			1,146	(g)	3,325
Other intangibles, net	1,800	—			1,630	(g)	3,430
Deferred income taxes	1,741	1			5	(h)	1,747
Other noncurrent assets	472	—					472
Total Assets	$17,511	$327	$2,497		$(164)		$20,171
Liabilities and stockholders’ equity
Current Liabilities
Accounts payable	4,445	75					4,520
Accrued expenses	580	19			29	(i)	628
Accrued advertising and promotions	692	22					714
Employee compensation	240	20					260
Notes payable	8	—					8
Current maturities of long-term debt	248	—					248
Other current liabilities	596	13					609
Total Current Liabilities	$6,809	$149	$—		$29		$6,987
Noncurrent liabilities
Long-term debt	4,722	—	2,497	(a)			7,219
Pension benefits	273	—					273
Postretirement benefits	132	—					132
Lease liabilities	699	8					707
Other noncurrent liabilities	525	9			(6)	(h)	528
Total noncurrent liabilities	$6,351	$17	$2,497		$(6)		$8,859
Stockholders' Equity
Common stock	114	—					114
Additional paid-in capital	3,053	—					3,053
Retained earnings	9,960	—			(26)	(j)	9,934
Accumulated other comprehensive loss	(1,939)	(2)			2	(k)	(1,939)
Treasury stock	(7,010)	—					(7,010)
Net parent investment	—	163			(163)	(k)	—
Total Whirlpool stockholders' equity	$4,178	$161	$—		$(187)		$4,152
Noncontrolling interests	173	—					173
Total stockholders' equity	4,351	161	—		(187)		4,325
Total liabilities and stockholders' equity	$17,511	$327	$2,497		$(164)		$20,171

WHIRLPOOL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(Millions of dollars, except share data)

	Historical		Transaction Accounting Adjustments
	Whirlpool 9 Months Ended September 30, 2022	InSinkErator 9 Months Ended June 30, 2022 (Reclassified - See Note 2)	Acquisition Financing Adjustments	(Note 5)	Acquisition Adjustments	(Note 5)	Pro Forma Combined
Net sales	$14,801	$480					$15,281
Expenses
Cost of products sold	12,373	303			4	(c)	12,680
Gross margin	2,428	177	—		(4)		2,601
Selling, general and administrative	1,283	65			2	(c), (d)	1,350
Intangible amortization	24	—			15	(c)	39
Restructuring costs	13	—					13
Impairment of goodwill and other intangibles	384	—					384
Loss on sale and disposal of business	348	—					348
Operating profit	376	112	0		(21)		467
Other (income) expense
Interest and sundry (income) expense	(45)	3					(42)
Interest expense	126	—	85	(a)			211
Earnings before income taxes	295	109	(85)		(21)		298
Income tax expense	196	27	(21)	(b)	(5)	(e)	197
Equity method investment (loss), net of tax	(6)	—					(6)
Net Earnings (Loss)	93	82	(64)		(16)		95
Less: Net earnings (loss) available to noncontrolling interests	8	—					8
Net earnings (loss) available to Whirlpool	$85	$82	$(64)		$(16)		$87
Per share of common stock
Basic net earnings available to Whirlpool	$1.52						$1.54
Diluted net earnings available to Whirlpool	$1.51						$1.53
Weighted-average shares outstanding (in millions)
Basic	56.3						56.3
Diluted	56.7						56.7

WHIRLPOOL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(Millions of dollars, except share data)

	Historical		Transaction Accounting Adjustments
	Whirlpool Year Ended December 31, 2021	InSinkErator Year Ended September 30, 2021 (Reclassified - See Note 2)	Acquisition Financing Adjustments	(Note 5)	Acquisition Adjustments	(Note 5)	Pro Forma Combined
Net sales	$21,985	$565					$22,550
Expenses
Cost of products sold	17,576	361			21	(c), (f), (g), (h)	17,958
Gross margin	4,409	204	—		(21)		4,592
Selling, general and administrative	2,081	61			32	(c), (d), (i)	2,174
Intangible amortization	47	—			21	(c)	68
Restructuring costs	38	—					38
Impairment of goodwill and other intangibles	—	—					—
(Gain) on sale and disposal of business	(105)	—					(105)
Operating profit	2,348	143	—		(74)		2,417
Other (income) expense
Interest and sundry (income) expense	(159)	3					(156)
Interest expense	175	—	131	(a)			306
Earnings (loss) before income taxes	2,332	140	(131)		(74)		2,267
Income tax expense (benefit)	518	35	(32)	(b)	(18)	(e)	503
Equity method investment (loss), net of tax	(8)	—					(8)
Net Earnings (Loss)	1,806	105	(99)		(56)		1,756
Less: Net earnings (loss) available to noncontrolling interests	23	—					23
Net earnings (loss) available to Whirlpool	$1,783	$105	$(99)		$(56)		$1,733
Per share of common stock
Basic net earnings available to Whirlpool	$28.73						$27.90
Diluted net earnings available to Whirlpool	$28.36						$27.54
Weighted-average shares outstanding (in millions)
Basic	62.1						62.1
Diluted	62.9						62.9

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared by Whirlpool in connection with Whirlpool’s acquisition of InSinkErator, a leading provider of food waste disposals, water products, and other commercial equipment from Emerson and is based on the historical consolidated financial statements of Whirlpool and the historical consolidated and combined financial statements of InSinkErator prepared on a carve-out basis, as adjusted to give effect to the pro forma adjustments. Whirlpool and InSinkErator’s historical financial statements were prepared in accordance with U.S. GAAP. There were no material transactions and balances between Whirlpool and InSinkErator for any periods presented.

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Whirlpool considered the accounting acquirer of InSinkErator. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of InSinkErator based upon management’s preliminary estimate.

The excess of the purchase price consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and subject to adjustment based on a final determination of fair value. The purchase price consideration as well as the estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but no later than one year from the closing of the acquisition. The final determination of fair values of assets acquired and liabilities assumed relating to the Acquisition could differ materially from the preliminary allocation of aggregate purchase consideration.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Acquisition and any integration costs that may be incurred. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. Management has included certain reclassification and accounting policy alignment adjustments for consistency in presentation as indicated in the subsequent notes (see Note 2 for further details). The unaudited pro forma condensed combined financial information is provided for informational purposes only and do not purport to represent or be indicative of the consolidated results of operations or financial condition of Whirlpool had the InSinkErator Acquisition or the Acquisition Financing been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

Note 2 – Pro Forma Reclassification Adjustments

Certain reclassifications and accounting policy alignment adjustments have been recorded to InSinkErator’s historical financial statements to conform to Whirlpool’s presentation and accounting policies, as follows:
InSinkErator’s Unaudited Reclassified Condensed Combined Balance Sheet as of June 30, 2022 (in millions):

Financial Statement Line	InSinkErator Historical	Reclassifications	Note	InSinkErator Reclassed
Assets
Cash and cash equivalents	$4	$—		$4
Receivables, net	90	(90)	(a)	—
Accounts receivable, net	—	90	(a)	90
Inventories	75	—		75
Income tax receivable	3	(3)	(b)	—
Other current assets	5	(5)	(c)	—
Prepaid and other current assets	—	8	(b),(c)	8
Property, plant and equipment, net	135	(135)	(d)	—
Property, net	—	137	(d),(e)	137
Right of use assets	—	10	(f)	10
Goodwill	2	—		2
Other intangible assets	2	(2)	(e)	—
Deferred income taxes	1	—		1
Other	10	(10)	(f)	—
Liabilities
Accounts payable	$75	$—		$75
Accrued expenses	74	(55)	(g),(h),(i)	19
Accrued advertising and promotions	—	22	(g)	22
Employee compensation	—	20	(h)	20
Other current liabilities	—	13	(i)	13
Lease liabilities	—	8	(j)	8
Deferred income taxes	7	(7)	(k)	—
Other long-term liabilities	10	(10)	(i),(j)	—
Other noncurrent liabilities	—	9	(k), (l)	9

InSinkErator’s Unaudited Reclassified Condensed Combined Statement of Earnings for the nine months ended June 30, 2022 (in millions):

Financial Statement Line	InSinkErator Historical	Adjustments	Note	InSinkErator Reclassed
Net sales	$480	$—		$480
Cost of sales	297	(297)	(m),(n)	—
Cost of products sold	—	303	(n)	303
Selling, general and administrative expenses	71	(71)	(o)	—
Selling, general and administrative	—	65	(m),(o)	65
Other deductions, net	3	(3)	(p)	—
Interest and sundry (income) expense	—	3	(p)	3
Income taxes	27	(27)	(q)	—
Income tax expense (benefit)	—	27	(q)	27

InSinkErator’s Reclassified Condensed Combined Statement of Earnings for the year ended September 30, 2021 (in millions):

Financial Statement Line	InSinkErator Historical	Adjustments	Note	InSinkErator Reclassed
Net sales	$565	$—		$565
Cost of sales	337	(337)	(m),(n)	—
Cost of products sold	—	361	(n)	361
Selling, general and administrative expenses	85	(85)	(o)	—
Selling, general and administrative	—	61	(m),(o)	61
Other deductions, net	3	(3)	(p)	—
Interest and sundry (income) expense	—	3	(p)	3
Income taxes	35	(35)	(q)	—
Income tax expense (benefit)	—	35	(q)	35

(a)Represents a $90 million reclassification of receivables, net to conform with Whirlpool's presentation in accounts receivable, net.
(b)Represents a $3 million reclassification of income tax receivable to conform with Whirlpool's presentation in prepaid and other current assets.
(c)Represents a $5 million reclassification of prepaids in other current assets to conform with Whirlpool's presentation in prepaid and other current assets.
(d)Represents a $135 million reclassification of property, plant and equipment, net to conform with Whirlpool's presentation in property, net.
(e)Represents a $2 million reclassification of capitalized software to conform with Whirlpool's presentation in property, net.
(f)Represents a $10 million reclassification of other to conform with Whirlpool's presentation in right of use assets.
(g)Represents a $22 million reclassification of customer rebates and promotions to conform with Whirlpool's presentation in accrued advertising and promotions.
(h)Represents a $20 million reclassification of employee related accruals to conform with Whirlpool's presentation in employee compensation.
(i)Represents a $13 million reclassification of warranties to conform with Whirlpool's presentation in other current liabilities.
(j)Represents a $8 million reclassification of operating lease liabilities to conform with Whirlpool's presentation in lease liabilities.
(k)Represents a $7 million reclassification of deferred income taxes to conform with Whirlpool's presentation in other noncurrent liabilities.
(l)Represents a $2 million reclassification of miscellaneous accrual to conform with Whirlpool's presentation in other noncurrent liabilities.
(m)Represents a reclassification of certain costs from cost of sales for the nine months ended June 30, 2022 and the year ended September 30, 2021 of $6 million and $24 million, respectively, to conform with Whirlpool's presentation in selling, general and administrative.

(n)Represents a reclassification of cost of sales for the nine months ended June 30, 2022 and the year ended September 30, 2021 of $303 million and $361 million, respectively, to conform with Whirlpool's presentation in cost of products sold.
(o)Represents a reclassification of selling, general and administrative expenses for the nine months ended June 30, 2022 and the year ended September 30, 2021 of $71 million and $85 million, respectively, to conform with Whirlpool's presentation in selling, general and administrative.
(p)Represents a reclassification of other deductions, net for the nine months ended June 30, 2022 and the year ended September 30, 2021 of $3 million and $3 million, respectively, to conform with Whirlpool's presentation in interest and sundry (income) expense.
(q)Represents a reclassification of income taxes for the nine months ended June 30, 2022 and the year ended September 30, 2021 of $27 million and $35 million, respectively, to conform with Whirlpool's presentation in income tax expense (benefit).

Note 3 – Preliminary Purchase Price Allocation

The Acquisition is being accounted for as a business combination using the acquisition method of accounting, whereby the assets acquired and liabilities assumed are recognized based upon their estimated fair values at the acquisition date, under ASC 805.

The fair values of the assets and liabilities in the unaudited pro forma condensed combined financial statements are based upon a preliminary assessment of fair value and may change when the final valuation of assets acquired and liabilities assumed and working capital settlements are made. Whirlpool expects to finalize the purchase price allocation as soon as practicable, but no later than one year from the acquisition date. Assuming the Acquisition was consummated on September 30, 2022, the preliminary purchase price for InSinkErator would be $3.0 billion, inclusive of adjustments for working capital, cash on hand, and indebtedness.

Whirlpool estimated total acquisition consideration and the preliminary allocation of fair value to the related assets and liabilities as follows:

(in millions)	Amount
Cash and cash equivalents	$4
Receivables, net	90
Inventories	92
Income tax receivable	3
Other current assets	5
Property, plant and equipment, net	179
Goodwill	1,148
Other intangible assets	1,630
Deferred income taxes	6
Other	10
Accounts payable	75
Accrued expenses	74
Income taxes payable	—
Deferred income taxes	1
Other long-term liabilities	10
Total Estimated Purchase Consideration	$3,007

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

(in millions)	Preliminary Fair Value	Estimated Useful Life
Preliminary fair value of intangible assets acquired:
Trade names and trademarks	$1,300	Indefinite
Customer relationships	330	15-18 years
Intangible assets acquired	$1,630

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $1.5 million for the nine months ended September 30, 2022 and $2.1 million for the year ended December 31, 2021. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Acquisition may differ significantly between periods based upon the final value assigned and estimated useful life used for each identifiable intangible asset.

Note 4 – Transaction Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The following provides explanations of the various adjustments to the unaudited pro forma condensed combined balance sheet:
Acquisition Financing Adjustments
(a)Represents net proceeds from expected borrowings under the Term Loan of $2.5 billion, inclusive of $3 million in financing-related transaction costs, and results in an increase to long-term debt in the same amount.
Acquisition Adjustments
(b)Reflects adjustment to cash and cash equivalents to reflect the cash paid to acquire InSinkErator:

(in millions)	Amount
Preliminary purchase price prior to adjustments	$3,000
InSinkErator working capital adjustments	—
InSinkErator cash on hand	7
InSinkErator indebtedness	—
Net pro forma transaction accounting adjustment to cash and cash equivalents	$3,007
(c)Represents an increase of $17 million in the carrying value of InSinkErator inventory to its estimated acquisition-date fair value.
(d)Represents a $2 million removal of inventory shrink reserve to conform InSinkErator to Whirlpool’s accounting policies.

(e)Represents a $1 million removal of a vendor prepaid to conform InSinkErator to Whirlpool’s accounting policies.

(f)Represents $44 million of incremental fair value recognized for plant and equipment acquired by Whirlpool.
(g)Represents $1,630 million of incremental fair value recognized for intangible assets acquired by Whirlpool, as well as a $1,146 million adjustment to eliminate historical goodwill and to reflect the total goodwill resulting from the Acquisition. Refer to Note 3 for additional detail regarding the intangible assets acquired.

(h)Reflects adjustments to deferred taxes related to estimated acquisition costs paid by Whirlpool as well as the net change to deferred taxes as a result of fair value adjustments to the acquired assets and liabilities assumed. Deferred taxes are based on a blended statutory U.S. federal and state tax rate and statutory tax rates of the respective foreign jurisdictions in which both Whirlpool and InSinkErator operate ranging from 19% to 34%. A majority of the acquired assets receive step-up in the historical tax basis. For these items, the historical deferred tax has been eliminated. The historical deferred taxes related to the portion of the transaction that does not receive step-up has also been adjusted to reflect the deferred tax impact of the pro forma fair value adjustments being recorded. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(i)Represents the payment and estimated acquisition costs of $41 million, of which $12 million were incurred and accrued as of September 30, 2022. Acquisition costs of $29 million expected to be incurred after September 30, 2022 are reflected as a reduction to retained earnings. Acquisition costs consist of legal advisory, financial advisory, accounting and consulting costs.

(j)Represents a $26 million net impact to retained earnings from the adjustments related to policy alignments and transaction costs as illustrated above.

(k)Reflects a $161 million elimination of InSinkErator’s historical equity balances.

Note 5 – Adjustments to the Unaudited Condensed Combined Statements of Income

The following provides explanations of the various adjustments to the unaudited pro forma condensed combined statements of income:
Acquisition Financing Adjustments
(a)Reflects the interest expense and amortization of debt issuance costs associated with the Term Loan. The unaudited pro forma financial information assumes an average estimated interest rate of 5.3% for the Term Loan. If the actual annual interest rates of the Term Loan were to vary by 1/8th of a percent, the pro forma adjustment for interest expense would change by $3 million for the year ended December 31, 2021 and $2 million for the nine months ended September 30, 2022.
(b)Reflects a reduction to income tax expense for the nine months ended September 30, 2022 and the year ended December 21, 2021 of $21 million and $32 million, respectively, associated with the incremental interest expense from the financing adjustments, assuming a blended statutory U.S. federal and state tax rate of 24.6%.

Acquisition Adjustments
(c)Represents adjustments to cost of products sold, selling, general and administrative expenses, and intangible amortization of $5 million and $21 million, respectively, during the year ended December 31, 2021 related to added depreciation and amortization expense associated with plant and equipment and intangible assets acquired in the Acquisition. Added depreciation and amortization expense results in an increase to cost of products sold and intangible amortization of $4 million and $15 million, respectively, during the nine months ended September 30, 2022.

(d)Represents the impact for the nine months ended September 30, 2022 and the year ended December 21, 2021of $2 million and $3 million, respectively, of cash and equity retention bonuses to be paid or granted after September 30, 2022 to certain InSinkErator executives and employees recognized ratably over the service period.

(e)Reflects a reduction in income tax expense for the nine months ended September 30, 2022 and the year ended December 21, 2021 of $5 million and $18 million, respectively, associated with the transaction accounting adjustments, assuming a blended statutory U.S. federal and state tax rate and statutory tax rates of the respective foreign jurisdictions in which both Whirlpool and InSinkErator operate ranging from 19% to 34%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition.

(f)Represents incremental cost of products sold of $17 million associated with the step-up in fair value associated with acquired inventory.

(g)Represents a $2 million reduction of inventory shrinkage loss to conform InSinkErator to Whirlpool’s accounting policies.

(h)Represents the expensing of a $1 million vendor prepaid to conform InSinkErator to Whirlpool’s accounting policies.

(i)Represents acquisition costs of $29 million incurred by the Company subsequent to September 30, 2022 but prior to the Closing Date of October 31, 2022 that have not been included in Whirlpool’s historical statements of income and therefore are added as an additional expense for the year ended December 31, 2021. Acquisition costs that will have a recurring effect on the results of operations beyond one year are not expected to be material.